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                                                                    EXHIBIT 1(e)

                    AMENDMENT NO. 4 TO DECLARATION OF TRUST
                            dated December 22, 1988


          The undersigned, Secretary of Compass Capital Funds (the "Fund"), does hereby certify that by written consent of the Board of Trustees dated December 17, 1997, the following resolutions were approved by the trustees of the Fund and that said resolutions continue in full force and effect as of the date hereof:

               Amendment to Declaration of Trust.
               ---------------------------------

                    WHEREAS, Article X, Section 10.9(C) of the Fund's
               Declaration of Trust dated as of December 22, 1988, as amended (the "Declaration of Trust") provides that the Trustees may amend the Declaration of Trust without a vote of shareholders to change the name of the Fund;

                    RESOLVED, that pursuant to the authorization described
               above, the Declaration of Trust shall be amended in the following respect:

                    Article I of the Declaration of Trust is amended to change the name of the Fund from "Compass Capital Funds" to "BlackRock Funds", and all other appropriate references in the Declaration of Trust are amended to reflect the fact that the name of the Fund is "BlackRock Funds"; and

                    FURTHER RESOLVED, that any Trustee or officer of the Fund
               be, and each of them hereby is, authorized to execute, seal and deliver any and all documents, instruments, certificates, papers and writings; to file the same with any public official including, without limitation, the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the Fund and on its behalf, as may be required or desirable in connection with or in furtherance of the foregoing resolutions; and

                    FURTHER RESOLVED, that the foregoing amendment to the
               Declaration of Trust shall be effective upon the filing of an instrument containing the same with the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk or at such other date as specified in such instrument.

          This Amendment No. 4 to the Declaration of Trust of the Fund shall be effective as of January 31, 1998.
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                                                                               2

          WITNESS my hand and seal this ____ day of December, 1997.

                                             __________________________
                                             Brian P. Kindelan, Esq.

COMMONWEALTH OF PENNSYLVANIA       )
                                   )  ss.
CITY OF PHILADELPHIA               )

          Then personally appeared Brian P. Kindelan, Secretary of Compass Capital Funds, and acknowledged this instrument to be his free act and deed this ____ day of December, 1997.


                                             __________________________
                                             Notary Public

                                             My commission expires: